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                                                                     EXHIBIT 5.1

         [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI APPEARS HERE]

                                 July 27, 1999



LookSmart, Ltd.
487 Bryant Street
San Francisco, CA

     Re: Registration Statement on Form S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (File No. 333-80581) filed with the Securities and Exchange Commission on June 11, 1999 as such may be amended or supplemented, (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares of common stock of LookSmart, Ltd. (the "Shares"). The Shares, which include shares of common stock issuable pursuant to an over -allotment option granted to the underwriters, are to be sold to the underwriters as described in such Registration Statement for the sale to the public or issued to the representatives of the underwriters. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that, upon approval by the pricing committee duly authorized by the Company's Board of Directors, the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.

                                    Very truly yours,

                                    /s/ Wilson Sonsini Goodrich & Rosati

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation